Exhibit 10.5

FORM OF

TRANSITION SERVICES AGREEMENT

This AGREEMENT (“Agreement”), dated as of this ___ day of _______, 2006 by and between Merrill Lynch & Co., Inc. (“Merrill Lynch”), and New BlackRock, Inc. (“BlackRock”) (each a “party” and together, the “parties”).

RECITALS

WHEREAS, Merrill Lynch, BlackRock and certain of BlackRock’s Affiliates are parties to that certain Transaction Agreement and Plan of Merger, dated as of February 15, 2006 (as the same may be amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which BlackRock and Merrill Lynch entered into an agreement whereby BlackRock acquired certain investment management business and assets of Merrill Lynch (together, the “MLIM Business”); and

WHEREAS, pursuant to Section 1.4(c) of the Purchase Agreement, the parties have agreed to enter into this Agreement providing for certain transitional services, on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

TRANSITION SERVICES

1.01 Services

(a) Merrill Lynch shall provide, or cause its Affiliates to provide, to BlackRock and certain of its Affiliates the services described on Annex A hereto to the locations described on Annex A from the date hereof until the Transition Date specified on Annex A with respect to each such service, in accordance with the terms and conditions of this Agreement. BlackRock shall provide, or cause its Affiliates to provide, to Merrill Lynch the services described on Annex B hereto to the locations described on Annex B from the date hereof until the Transition Date specified on Annex B with respect to each such service, in accordance with the terms and conditions of this Agreement.

(b) Additional Services. The parties believe that they have identified the services required during the applicable transition period as specified by this Agreement. However, in the event that a required service has not been specified prior to the Closing Date, it is the intent of the parties hereto to provide for such additional services as are reasonably necessary for the conduct of the Servicee Business (as defined below) and requested by Servicee (as defined below) in writing within 120 days after the Closing Date unless otherwise mutually agreed by the parties, provided that Servicer (as defined below) shall not be required to perform any such additional services if Servicer does not have, or cannot procure the capability or the resources to perform such additional services (for the avoidance of doubt, fees for procured services shall be paid by Servicee as determined in accordance with Section 2.01). The parties will negotiate in good faith and use commercially reasonable efforts to agree to the terms of the provision of such additional services not otherwise provided for hereunder; provided that the amount payable by Servicee for such additional services shall be determined in accordance with Section 2.01.

(c) For purposes of this Agreement, with respect to the services specified on Annex A hereto, Merrill Lynch, on its own behalf or on behalf of its Affiliates, shall be “Servicer” and BlackRock shall be “Servicee”. With respect to the services specified on Annex B hereto, BlackRock, on its own behalf or on behalf of its Affiliates, shall be “Servicer” and Merrill Lynch shall be “Servicee”. When Merrill Lynch or its Affiliate is the Servicer, references to “Transition Services” or a “Transition Service” means the transitional services or transitional service specified on Annex A and all services reasonably related to transitioning the services in Annex A to BlackRock or its designated service provider. When BlackRock or its Affiliate is the Servicer, references to “Transition Services” or a “Transition Service” means the transitional services or transitional service specified on Annex B and all services reasonably related to transitioning the services in Annex B to Merrill Lynch or its designated service provider. “Servicee Business” means, in the case of BlackRock as Servicee, the portion of the MLIM Business, as conducted by BlackRock on or after the date hereof, which was supported by Merrill Lynch or its Affiliates immediately prior to the date hereof, and in the case of Merrill Lynch as Servicee, the portion of its business supported by the MLIM Business immediately prior to the date hereof.

1.02 Service Levels. Servicer shall provide the Transition Services with at least the same degree of care, diligence, priority, frequency and volume as they were provided prior to the Closing Date (unless expressly specified otherwise in Annex A or Annex B).

1.03 Conditions to Service.

(a) Servicer’s obligations hereunder are conditioned on the receipt of Servicee’s cooperation, including as follows: Servicee shall make available on a timely basis to Servicer such information and materials reasonably requested by Servicer to enable Servicer to provide the Transition Services; and Servicee shall provide to Servicer reasonable access to the premises of Servicee, and the systems, software and networks located therein, during normal business hours to the extent reasonably necessary for the purpose of providing the Transition Services.

(b) Servicer reserves the right to stop or suspend providing Transition Services to Servicee when required by applicable Law or when necessary by reason of a Force Majeure event (as defined in Section 7.13 below), in each case only for as long as may be reasonably required. Servicee acknowledges that periodic security threats, upgrades, patches and other maintenance may require certain Services to be disrupted or unavailable. Such disruptions or unavailability will be managed in accordance with Section 1.02 in co-operation with Servicee.

(c) (i) Notwithstanding anything contained herein to the contrary, to the extent that the provision of any Transition Service hereunder currently requires the procurement,

modification and/or maintenance of any license of third party material or service, or consent by a third party provider to allow its service or product to be utilized in connection with the provision of a Transition Service to Servicee, (collectively “Third Party Licenses”) by Servicer, Servicer shall use all reasonable best efforts to procure the necessary rights to provide such Transition Service, provided that it shall not be obligated to acquire, modify, extend or renew any such Third Party License if the sole use of such acquisition, modification, extension or renewal of such Third Party License is the provision of Transition Services hereunder, unless Servicee agrees to pay all incremental out of pocket costs associated therewith and agrees to any other obligations or conditions, as to which Servicee is informed in writing (or email message between the persons designated by each side as the contact person for the applicable service), which are imposed by the third party provider as part of the Third Party License in connection with the Transition Services, including without limitation any restrictions on use or distribution of the third party provider’s products or services (“Third Party Obligations”).

(ii) If Servicer is unable to acquire, modify, extend, renew or maintain a Third Party License, then Servicer shall (without additional out of pocket cost or expense or liability to either party (except as provided in Article VII of the Purchase Agreement) use all reasonable best efforts to provide an alternative arrangement (reasonably acceptable to Servicee) to achieve the results intended (and the parties shall cooperate with respect thereto).

(iii) In the event that Servicer incurs any incremental fee increase of a third party service provider by reason of Servicee’s breach of a Third Party Obligation (e.g., additional fees for distribution of market data to additional users in breach of a distribution agreement), Servicee shall reimburse Servicer for the full amount of such incremental fee increase; provided that Servicer shall first verify the breach by Servicee and use commercially reasonable efforts to eliminate (or reduce to the extent possible) such incremental fees in cooperation with Servicee.

(iv) In addition, upon reasonable advance notice to Servicee of the need for an acquisition, modification, extension or renewal of a Third Party License that is solely for the benefit of Servicee, Servicee shall use commercially reasonable efforts to acquire any such Third Party License on its own behalf and Servicer shall assist Servicee in such regard. The cost to Servicer for procuring, modifying and/or maintaining any Third Party License during the term of a Transition Service shall be passed through to Servicee as part of Servicer’s cost for providing the Transition Service provided, however, that to the extent that Servicer maintains any Third Party License used in the provision of Transition Services other than for the sole purpose of providing such Transition Services, the parties will negotiate a reasonable allocation of the cost therefor consistent with Section 2.01(a). The parties will cooperate to minimize the need for, and cost associated with, any additional Third Party Licenses. Servicer shall not incur any costs that Servicee is required to pay pursuant to this Section 1.03(c)(iv) without first notifying Servicee and obtaining Servicee’s prior consent (which may be evidenced by specific reference to such costs in a Service Annex attached hereto or by other written mutually agreed means); it being understood and agreed that if Servicee does not consent to Servicer’s incurring of such costs at Servicee’s expense or to any Third Party Obligations in connection with a Third Party License, Servicer shall be excused from any obligation to provide the affected Transition Service to the extent that the Transition Service cannot reasonably be performed without obtaining such Third Party License and there is no commercially reasonable alternative means of providing the Transition Service on mutually agreeable terms.

(d)    Servicee represents and warrants that in connection with the Services, it has taken all necessary steps under all applicable privacy, data protection and outsourcing Laws in all applicable jurisdictions, including the making of all necessary filings, giving all applicable notices and obtaining all necessary consents, and that it will be in compliance with all such Laws as they relate to the Services for as long as the Services are provided.

1.04    Information and System Security. Servicer shall provide the Services in conformance with the respective Servicee’s terms and conditions set forth in Annex C.

1.05    Grant of License. Subject to Servicee’s full compliance with this Agreement, Servicer hereby grants to Servicee, and Servicee hereby accepts, a limited, royalty-free, non-exclusive, non-transferable, non-sublicensable (except to Servicee’s Affiliates) license (the “License”) to use or access the functionality of, as applicable, to the extent reasonably related to a Transition Service, any proprietary software, process or other right of Servicer needed in connection with Servicee’s use of such Transition Service (excluding any service mark, trademark or other indicia of origin, which is the subject of a separate agreement), so long as Servicee receives the relevant Transition Services. Servicee agrees not to reverse engineer or make any derivative works of any items licensed under this Section 1.05.

1.06    Retention and Regulatory Requirements. Each Party agrees to the requirements set forth in Schedule 1.06.

1.07    Disaster Recovery and Business Continuity. Servicer shall maintain in effect throughout the term of this Agreement, a disaster recovery and business continuity plan (“DRP”) with respect to all Transition Services performed by it and that is consistent with Section 1.02. Servicer shall be prepared to, and have the ability to implement the DRP if necessary. Subject to any confidentiality obligations of Servicer, Servicer shall provide Servicee with access to review Servicer’s DRP upon Servicee’s reasonable request. Servicer shall test its DRP consistent with its historical practices and shall promptly implement it upon the occurrence of a Force Majeure (as defined below) event or other event necessitating the implementation hereof.

1.08    Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR CONDITION OF NONINFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

ARTICLE II

FEES AND PAYMENT

2.01    Payment for Transition Services

(a)    Servicer shall provide each Transition Service in exchange for such fees as are stated or calculated by the respective pricing methodology indicated on the Annex for such Transition Service (“Fees”), which, with respect to Merrill Lynch, shall be consistent with historical practices as currently reflected in the MLIM Financial Statements and be based on the historical methodology for assessing charges for services provided by Servicer entities to the MLIM Business, and for BlackRock shall be reasonably comparable to the foregoing set forth with respect to Merrill Lynch. Notwithstanding the foregoing but subject to Section 1.01(b), if Servicer elects to subcontract any services in accordance with Section 2.02, amounts payable by Servicee hereunder shall not increase as a result thereof.

(b) Servicee shall reimburse Servicer for all reasonable and necessary out-of-pocket costs and expenses, to the extent (1) such costs and expenses are not otherwise included within the fee for any given Transition Service as specified in the Annex for such Transition Service (and were historically reimbursed consistent with Section 2.01(a)), (2) such costs and expenses are incurred by Servicer with respect to third parties in connection with the provision of Transition Services pursuant to this Agreement and (3) if any such costs and expenses for a particular service exceed the amount set forth on Schedule 2.01(b), such costs and expenses are approved by Servicee prior to Servicer’s incurrence thereof. Servicee’s obligation to reimburse Servicer shall include reimbursement for obligations incurred by Servicer (such as license or rental fees) in reliance on the term provided in the Annex with respect to any Transition Service for the entire term so provided whether or not Servicee has exercised its right under Section 3.03(a) to terminate such Transition Service early and continues to receive such Transition Service; provided, however, that Servicer shall be required to exercise commercially reasonable efforts to terminate or reduce such costs upon receipt of notice of termination of such Transition Service from Servicee.

(c) Servicer shall, on a monthly basis, submit to Servicee for payment its reasonably detailed billing invoice setting forth the amount of fees payable for the provision of Transition Services for the preceding month, calculated in accordance with the Annex for any given Transition Service (and such invoice shall include or be accompanied by mutually agreed upon details). Servicee shall pay undisputed amounts under each invoice in full within thirty (30) days of receipt thereof (the “Payment Date”).

(d) If Servicee fails to make any such payment by the such Payment Date, Servicee shall be obligated to pay, in addition to the amount due on the Payment Date, interest on such amount at a rate per annum equal to LIBOR plus 1.0% per annum in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(e) In the event of a termination of a Transition Service pursuant to this Agreement, with respect to the period in which such service ceases to be provided, Servicee shall be obligated to pay any costs, expenses or Fees based on time and materials charges or reimbursement incurred up to such date and, in the case of Fees, a pro rata share of the Fees for such Transition Service equal to the product of (1) the Fees for such Transition Service and (2) a fraction, the numerator of which is the number of days in the period in which such service ceases to be provided preceding and including the last date on which such service is provided, and the denominator of which is the total number of days in such period.

(f) Servicee shall not be charged for or be responsible for amounts payable in respect of Transition Services for any period during which such Transition Services are not performed by the Servicer due to a Force Majeure event or other cause to the extent not attributable to Servicee.

2.02 Provision of Services by Third Parties. Servicer may retain and/or continue to use third parties to provide Transition Services hereunder; provided, however, that Servicer shall remain liable for the performance of all such obligations in the manner prescribed in this Agreement (as if performed directly by Servicer).

2.03 Taxes.

(a) In addition to the fees payable to Servicer, Servicee will pay and be responsible all sales, service, value added, tax (“VAT”), lease, use, transfer, consumption or similar taxes (the “Sales and Service Taxes”) levied by a duly constituted taxing authority against or upon and measured by the cost of Services provided to Servicee under this Agreement Servicee shall pay and be responsible for all Sales and Service Taxes levied by a duly constituted taxing authority against or upon and measured by Servicer’s cost in acquiring property or services used or consumed by Servicer in providing Services under this Agreement to the extent consistent with Section 2.01. Each of Servicer and Servicee shall pay and be responsible for their own personal property taxes and taxes based on their own income or profits or assets.

(b) Each of Servicer and Servicee will pay any tax for which it is responsible under the terms of Section 2.03(a) and, if any such tax is paid by the other party, to reimburse such party therefor, upon receipt of reasonably acceptable proof of payment.

(c) Payments for Services or other amounts under this Agreement shall be made net of withholding taxes, provided however, that if the Servicer reasonably believes that a reduced rate of withholding applies or the Servicer is exempt from withholding, Servicee shall only be required to apply such reduced rate of withholding or not withhold if Servicer provides Servicee with evidence reasonably satisfactory to Servicee that a reduced rate of or no withholding is required. The Servicee shall promptly remit any amounts withheld to the appropriate taxing authority and in the event that Servicee receives a refund of any amounts previously withheld from payments to the Servicer and remitted, Servicee shall surrender such refund to the Servicer.

(d) Each of Servicer and Servicee shall promptly notify the other party of any tax liability, and of any pending tax audit or other proceeding that could lead to the imposition of tax liability against such party, and shall afford such party all reasonable opportunity to participate in any such audit or proceeding affecting its interests.

ARTICLE III

TERM AND TERMINATION

3.01 Term. Unless earlier terminated under the terms hereof or extended in accordance with Section 3.02 or by written agreement of the parties hereto, this Agreement will expire with respect to each Transition Service on the date on which such service or a substitute therefor is commenced by Servicee (“Transition Date”), which shall be a date no later than the date on which the maximum duration specified in the Annex for such Transition Service has expired.

3.02 Extension. Provided it has used reasonable efforts to transition off the Transition Services, Servicee may, by giving at least 60 days prior written notice to Servicer, request that Servicer extend the period for any Transition Services provided to it. Servicer shall not unreasonably withhold its consent to such extension, subject to the parties reaching mutual agreement upon a reasonable extension period and upon any other relevant terms for such Transition Service(s) on a service by service basis.

3.03 Early Termination.

(a) Upon the occurrence of the final Transition Date (whether by actual transfer of relevant Transition Services to Servicee or its agent or expiration of the maximum duration specified for such Transition Service) for the last remaining Transition Service to be provided hereunder, this Agreement shall automatically terminate. Servicee may terminate any Transition Service or reduce the level of any separately priced portion of any Transition Service at any time, without penalty subject to Section 2.01(b), upon thirty (30) days’ written notice to Servicer. Each party hereto shall make commercially reasonable efforts to discontinue its use of the Transition Services as soon as possible after the date hereof.

(b) Either Servicer or Servicee may terminate this Agreement in whole (except as set forth below) or with respect to one or more Transition Services immediately upon notice to the other party:

(i) if the other party files a petition of bankruptcy or the equivalent thereof or is the subject of an involuntary petition in bankruptcy that is not dismissed within sixty (60) days after the filing date thereof, or is or becomes insolvent, or admits of a general inability to pay its debts as they become due (except where the party in question is still able to pay fees due under this Agreement as they become due); or

(ii) in the event of a party’s material breach of the obligations set forth immediately below, the other party may terminate the affected Transition Service(s):

(A) upon a material breach by Servicee of a Third Party Obligation (that Servicee has been informed of in writing) after Servicee fails to cure within the period permitted by such third party following the receipt of written notice of such breach; provided that such termination shall be limited solely to the portion of the individual Transition Service provided by such third party and Section 1.03(c)(ii) shall be applicable such that Servicer shall continue to perform the services to the extent an alternative arrangement can be provided on mutually agreeable terms;

(B) the failure of a party to make undisputed payments within thirty (30) days of when due provided that such termination shall be limited solely to the portion of the individual Transition Service affected by such non-payment; or

(C) upon a material breach of Article V that has caused irreparable harm or is not curable, provided that such termination shall be limited solely to the portion of the individual Transition Service affected by such breach.

3.04 Effect of Termination. The termination of this Agreement or any Transition Service pursuant to Section 3.03 shall not affect (i) the liability of a party for breach of this Agreement, (ii) the obligations of a party to make payments when due hereunder or (iii) the provisions contained in Section 1.06 or Articles IV, V, VI and VII, which shall survive the termination or expiry of this Agreement or any Transition Service.

ARTICLE IV

INDEPENDENT CONTRACTOR; CONDUCT OF EMPLOYEES

4.01 Independent Contractor; No Partnership.

(a) All work performed hereunder by Merrill Lynch shall be performed by Merrill Lynch as an independent contractor. All work performed hereunder by BlackRock shall be performed by BlackRock as an independent contractor.

(b) Notwithstanding anything herein to the contrary, no partnership or joint venture has been created in or by this Agreement or as a result of the provision of services hereunder.

4.02 Servicee Work Policies and Security Regulations.

(a) Work Policies. To the extent that Servicer is performing work at Servicee’s premises, Servicer and its personnel shall comply with Servicee’s work policies and security regulations, annexed hereto as Annex D, and to particular policies, guidelines and regulations applicable to each work location to the extent Servicer is informed thereof in writing.

(b) Servicer Personnel Security and Compliance Requirements. Servicer shall cause its personnel working at Servicee’s facilities to honor all reasonable demands made by Servicee’s physical security department (when on Servicee’s premises). Servicer shall comply, and shall cause its personnel to comply, with all Servicee rules and regulations regarding hours of work, access, conduct, and otherwise applicable rules and regulations in effect at Servicee’s premises (when on Servicee’s premises). Servicee reserves the right, at its sole discretion, to temporarily or permanently refuse entrance to Servicee’s premises to any of Servicer’s personnel. Servicer shall not assign any individual with a “criminal record” to provide Transition Services to Servicee and/or access Servicee confidential information, personal information or client information. As used herein, “criminal record” means that the individual has been, in the prior ten (10) years, convicted of a felony or any misdemeanor involving, in any way, theft, fraud, bribery or the violation of any securities law. Servicer shall be solely responsible for conducting all background checks necessary to comply with the foregoing. Further, Servicer shall cause each of its employees performing services for Servicee to be apprised of the applicability and restrictions of “insider trading” laws, as well as the confidentiality provisions of this Agreement. As used herein, “insider trading” laws refer to those U.S. securities laws that prohibit any person from trading in the stock of a company while in possession of material, non-public information concerning that company. To the extent of any alleged violation of such laws, it shall be Servicer’s responsibility to ensure that Servicee and its regulators receive Servicer’s full cooperation, and the cooperation of its employees, in any investigation of any such alleged violation. Such cooperation shall include, but shall not be limited to, the provision of copies of applicable brokerage statements for accounts held by or for the benefit of Servicer or any of its employees.

ARTICLE V

CONFIDENTIALITY

5.01 Confidentiality. Each party shall keep confidential, and use its reasonable best efforts to cause its Affiliates and their officers, directors, employees and advisors to keep confidential, all non-public information in its possession provided by the other party hereto (“Confidential Information”), except (i) as required by Applicable Law or administrative process, (ii) for information that is or becomes known or available to the public at the time of disclosure, or thereafter becomes known to the public other than as a result of a breach of this Section 5.01 or (iii) for information that is or was received from a third party that, to the knowledge of such party to this Agreement, is or was (at the relevant time) not in breach of a confidentiality obligation with regard to such information.

5.02 Specific Enforcement. Inasmuch as any breach of this Article V may result in immediate and irreparable injury, it is recognized and agreed that each of the parties shall be entitled to equitable relief, including injunctive relief and specific performance, without any requirement for the posting of bond.

5.03 Global Privacy Language. For the purposes of this Agreement, including this Section 5.03, the term “personal information” means: (i) any “non-public personal information” as such term is defined under the Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., and the rules and regulations issued thereunder or (ii) any information that can specifically identify an individual, such as name, together with address, social security number, etc., together with any other information that relates to an individual who has been so identified. The obligations set forth in this Section shall survive termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, with respect to any personal information delivered or made available by Servicee to Servicer under or pursuant to this Agreement, Servicer agrees that:

(a) as between Servicee and Servicer, Servicee owns and retains all rights in and to such personal information generated in Servicee’s business, and it shall use and process such personal information solely for the purposes of carrying out its obligations under, and as expressly set forth in, this Agreement or as otherwise expressly directed in writing by Servicee and not for any other purposes;

(b) it shall maintain an effective information security program, keep such personal information confidential and take appropriate administrative, technical and physical measures to secure and protect such personal information against unauthorized, unlawful or accidental access, disclosure, transfer, destruction, loss or alteration;

(c) it shall not disclose or make such personal information generated in Servicee’s business available to sub-contractors without: (i) Servicee’s prior written consent; and (ii) entering into an agreement in writing with the sub-contractor whereby the sub-contractor agrees to comply with, and treat such personal information in accordance with, this Section;

(d) it shall promptly notify Servicee when it becomes aware of any unauthorized access of such personal information generated in Servicee’s business or if it becomes the subject of any government, other enforcement or private proceeding relating to its data handling practices;

(e) it shall use and process such personal information generated in Servicee’s business in accordance with applicable privacy and data protection legislation, and in the case of any legal or regulatory obligation to disclose such personal information, it shall notify and co-operate with Servicee, limit any disclosure to the minimum required by law and, to the extent possible, request that such information be kept confidential;

(f) it has no reason to believe that any legislation prevents it from fulfilling its obligations under this Agreement and it shall promptly notify Servicee of any adverse change in any such legislation applicable to its obligations under this Agreement in which event Servicee is entitled to suspend the delivery of personal information and, if necessary, terminate this Agreement with immediate effect;

(g) it shall, upon the reasonable request of Servicee, provide Servicee with information regarding its privacy/data protection practices and shall allow Servicee reasonable access to audit compliance by it with this Section;

(h) it shall, on termination of this Agreement, promptly and in a secure manner return to Servicee all such personal information and any copies (except backup or archival copies) or destroy such personal information and copies (and certify that this has been done) unless any legislation or legal action prevents it from doing so in which case it warrants to keep such personal information and copies secure and confidential and no longer to actively process them and to return or, at Servicee’s written direction, destroy such personal information and copies (and certify that this has been done) as soon as such legislation or legal action no longer prevents it from doing so;

(i) it shall promptly notify Servicee of any access requests made to it directly by individuals whose personal information may have been delivered or made available to it pursuant to this Agreement (“Data Subjects”), and shall, prior to responding to such request, provide copies of any such personal information that it is processing on behalf of Servicee within such reasonable time limits as may be specified by Servicee;

(j) it shall make available to any Data Subject on request a copy of this Section, and notwithstanding any other provision of this Agreement shall permit a data subject to enforce the provisions of this Section; and

(k) it shall not, except as explicitly agreed to in writing by Servicee, under any arrangement established under this Agreement, collect any personal information on Servicee employees or clients from any cookies, applets, Web bug, beacons or similar technologies, except to the extent collected in connection with the MLIM Business prior to the date hereof.

5.04 Exclusions. Nothing in Article V shall affect any data or information that Servicer validly receives from a source apart from (i) this Agreement or (ii) the relationship established pursuant to this Agreement, nor affect Servicer’s rights to use such data or information, provided that if Servicer receives any such data or information that is identical to any personal information that is delivered or made available to Servicer under or pursuant to this Agreement, then that fact shall in no way diminish Servicer’s obligations to keep the personal information so provided by Servicee separate and secure. For avoidance of doubt, and as an example only, this means that if Servicer receives a name and social security number from Servicee and also receives an identical name and SSN from a third party not acting on behalf of Servicee, then this Agreement does not affect in any way how Servicer handles or uses the information received from the third party, but Servicer still must keep the data received from Servicee separate and secure under this Agreement.

5.05 No Additional Rights Granted. Except as otherwise expressly stated herein, Servicee acknowledges that neither Servicee nor any of its Affiliates will acquire any right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor, or any other Intellectual Property which are owned by Servicer or its Affiliates, by reason of the provision of the Transition Services provided hereunder.

ARTICLE VI

LIMITATION ON LIABILITY

6.01 Limitations on Liability. WITHOUT LIMITING THE GENERALITY OF SECTION 1.08 AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE, ONE TO THE OTHER, FOR ANY TRADING LOSSES, LOSS OF PROFITS, LOSS OF DATA, LOSS BY REASON OF SHUTDOWN IN OPERATION OR FOR INCREASED EXPENSES OF OPERATION OR PROCUREMENT, COSTS OF COVER RELATING TO THE SERVICES, OR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT INCLUDING THE FURNISHING, PERFORMANCE, NON-PERFORMANCE OR USE OF THE SERVICES OR MATERIAL PROVIDED FOR IN THIS AGREEMENT, EXCEPT FOR CLAIMS FOR INDEMNITY, CLAIMS ARISING FROM BREACH OF ARTICLE V, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

6.02 Indemnity. Each party will indemnify, defend and hold harmless the other party, its Affiliates and their respective officers, directors, shareholders, employees and other representatives from any and all losses, damages, claims, liabilities and costs (including reasonable attorneys fees) incurred by the indemnified party from a third party claim arising out of the indemnifying party’s (a) breach of Article V, (b) gross negligence or (c) willful misconduct.

6.03 Pass-Through of Third Party Indemnification and Remedies. To the extent that Servicer is entitled to any indemnity or other remedy under any representation, warranty or covenant under its agreements with third parties with respect to Transition Services, Servicer shall use commercially reasonable efforts to pass through to Servicee all such indemnities or other remedies to the extent applicable without regard to any limitations set forth in this Agreement. For avoidance of doubt, Servicee shall not be deemed a third party beneficiary under such agreements nor have any direct enforcement rights with respect thereto.

ARTICLE VII

MISCELLANEOUS

7.01 Assignment. Subject to the following sentence, this Agreement shall not be assignable by any party without the express prior written consent of the other party, except that Servicer may assign any or all of its obligations, rights and interests and delegate any or all of its obligations under this Agreement to an Affiliate of Servicer that is equally capable as Servicer to perform this Agreement, upon at least thirty (30) days’ prior written notice to the Servicee, in which event the relevant rights and obligations of the assignor and remedies available to it hereunder shall extend to and be enforceable by the assignee; provided, however, that the assignor shall remain, and the assignee shall be, fully liable for the performance of all such obligations in the manner prescribed in this Agreement. Any purported assignment in contravention of this provision shall be null and void. Subject to the two immediately preceding sentences, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

7.02 Amendment; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties. The failure by any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Any waiver made by any party hereto in connection with this Agreement shall not be valid unless agreed to in writing by such party. This Agreement does not amend, modify or supersede the Purchase Agreement in any way.

7.03 No Set Off; Netting. No party hereto, nor its respective Affiliates, shall have any right of set off or any other similar rights with respect to (1) any amounts received pursuant to this Agreement or (2) any other amounts claimed to be owed to another party hereto or its respective Affiliates arising out of this Agreement, the Purchase Agreement or any other agreement contemplated by the Purchase Agreement; provided, however, that the respective obligations of Servicee and Servicer to make payment under Section 2.01 hereof may be applied against each other and netted.

7.04 Insurance.

(a) Servicer shall procure and maintain for its benefit Commercial General Liability coverage and Umbrella and/or Excess Liability coverage with minimum total limits of

$3,000,000 combined single limit for property damage and bodily injury and Errors and Omissions Liability Insurance covering liability for loss or damage due to an act, error, omission or negligence with a minimum limit per event of $3,000,000. Servicer shall name Servicee and all parent companies of Servicee as additional insureds, as respects this particular contract on its Commercial General Liability and Umbrella and/or Excess Liability coverage. Servicer shall also procure and maintain for its benefit Automobile Liability coverage in an amount of not less than $1,000,000 combined single limit. All insurance required hereunder shall be primary and noncontributory and include a waiver of insurer’s rights of subrogation against Servicee and its insurers.

(b) Servicer shall procure and maintain for itself and its employees all insurance coverage required by federal, state or local law, including Workers’ Compensation insurance and a minimum of $1,000,000 in Employer’s Liability coverage.

(c) Servicer shall procure and maintain for itself and its employees a Fidelity Bond in the amount of $10,000,000. Servicer shall list Servicee as Loss Payee on the bond.

(d) All insurance coverage maintained by Servicer shall be written by insurers acceptable to the Servicee. Servicer shall furnish to Servicee Certificates of Insurance evidencing all of the above required coverages and naming Servicee and its parent / subsidiaries as additional insureds / loss payee as required.

7.05 Notices. All notices and other communications hereunder shall be in writing in the English language and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to BlackRock:

New BlackRock, Inc.

40 East 52nd Street

New York, New York 10022

Fax: (212) 810-8787

Attention: Ms. Susan Wagner

With copies to:

New BlackRock, Inc.

40 East 52nd Street

New York, New York 10022

Fax: (212) 810-3744

Attention: Robert P. Connolly, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Fax: (212) 735-2000

Attention: Richard Prins, Esq.

If to Merrill Lynch:

Merrill Lynch & Co., Inc.

222 Broadway

New York, New York 10038

Fax: (212) 670-4518

Attention: Mr. Richard E. Alsop

With copies to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3588

Attention: Mitchell Eitel, Esq.

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by fax, on the day on which such fax was sent, provided that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof. Each notice, written communication, certificate, instrument and other document required to be delivered under this Agreement shall be in the English language, except to the extent that such notice, written communication, certificate, instrument and other document is required by Applicable Law to be in a language other than English.

7.06    Governing Law; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the State of New York without regard to principles of conflicts of laws. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a jury trial with respect to the subject matter of this Agreement. Each of the parties hereby irrevocably agrees that the courts of the State of New York shall have exclusive jurisdiction over any case or controversy arising from this Agreement and each party hereby irrevocably consents to personal jurisdiction in such courts with respect to any and all matters arising from this Agreement, and waives any defense of forum non conveniens with respect to such courts.

7.07    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.08    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

7.09    Conflicts. Nothing herein shall oblige any party to act in violation of the requirements of any law, rule or regulation applicable to it.

7.10    Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement or Exhibit I of this Agreement.

7.11    Interpretation. When used herein, “including” means “including, without limitation”, the masculine includes the feminine and vice versa and any definition made in the singular will be equally applicable in the plural and vice versa. Any reference to any agreement or contract referenced herein or in any Schedule shall be a reference to such agreement or contract, as amended, modified, supplemented or waived.

7.12    Annexes. All Annexes, Exhibits and Schedules to this Agreement are deemed a part of this Agreement and are subject to all of the provisions herein.

7.13    Force Majeure. Servicer shall not be liable for any interruption of Transition Services or delay or failure to perform under this Agreement if such interruption, delay or failure results from causes beyond its reasonable control (“Force Majeure”). By way of example, and without limitation, Servicer shall not be liable to Servicee for Servicer’s inability to provide Transition Services under this Agreement due to (i) natural disasters, (ii) disruptions caused by acts of war or terrorism, (iii) a third-party vendor/supplier failure to comply with the terms of the agreements that such third-party vendor/supplier has with Servicer, or (iv) failures of third parties to provide electricity or other essential services. In any such event, Servicer’s and Servicee’s obligations hereunder shall be postponed for such time as the performance is suspended or delayed on account thereof and the parties shall seek to identify and implement a commercially reasonable alternative to minimize any interruption in the provision of Transition Services hereunder. Notwithstanding the foregoing, upon the occurrence of an event of Force Majeure, the party afflicted by it shall promptly notify the other party in writing of the estimated extent and duration of its inability to perform its obligations. Upon the cessation of the event of Force Majeure, the afflicted party shall promptly notify the other party in writing of such cessation. The afflicted party shall use commercially reasonable efforts to mitigate the effect of each event of Force Majeure. Upon the cessation of the Force Majeure event (if it ceases in less than sixty (60) days), Servicer and Servicee will use their respective reasonable efforts to resume its performance with the least practicable delay.

7.14    Disputes. Servicer shall not (without Servicee’s written consent) cease providing or suspend the provision of any Transition Service during the term of such Transition Service on account of , and during the pendency of, any good faith dispute between the parties.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MERRILL LYNCH & CO., INC.

By:
Name: Title:

NEW BLACKROCK, INC.

By:
Name: Title: